Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2022, with respect to the financial statements of AeroClean Technologies, Inc. contained in the Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-1, and to the use of our name as it appears under the caption "Experts".

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

July 11, 2022